EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Richard Peterson, CEO
Phone: 763-226-2701
Email: richard.peterson@advancedbioenergy.com

Advanced BioEnergy Announces Grain Receiving and Storage at Aberdeen, SD Plant

•	Initial plan to build 16 days of storage
•	Expansion opportunity to add an additional 20 days of storage
•	High speed dumping capabilities and use of RFID technology

Bloomington, Minn., April 9, 2018.  Advanced BioEnergy, LLC today announced it will build an initial 800 thousand bushels of year-round corn storage and related grain receiving capabilities at its Aberdeen, South Dakota ethanol plant.  The plans include the ability to expand the total year-round corn storage by an additional one million bushels in the future.  The grain receiving facility will include a 20,000 bushel-per-hour corn receiving pit and will utilize RFID card recognition technology.  The Company also operates an ethanol plant in Huron, South Dakota and is currently reviewing various options to enhance the grain receiving and storage capabilities at that plant.  ABE employs approximately 54 people at its Aberdeen and Huron, SD ethanol plants.  In conjunction with this project the Company will hire an additional three employees, offering competitive wages and benefits.

According to Advanced BioEnergy’s CEO, Rich Peterson, “We are excited to offer another direct selling option to local farmers, including high-speed dumping capability to allow for quick in-and-out times.  We expect to break ground in June of this year and complete construction by July 2019.”

The Aberdeen and Huron plants collectively grind approximately 28 million bushels of corn per year.  Historically, the Company has sourced 100% of its annual corn needs from a single commercial partner under a third-party supply agreement.  The current supply agreement expires in November 2019.  In addition to the construction project, the Company will be focusing on the development of a farmer-direct purchase program.  The Company will supplement its farmer-direct program with commercial relationships to round out its corn supply needs.  The Company will finance the project using a combination of existing cash resources and debt financing.

“The opportunity to improve our bottom line is the primary driver of the project.  We have made several new investments in each of our plants over the past several years, and view this project as a continuation of our goal to invest capital where we believe it enhances unit holder value long-term,” added Peterson.

About Advanced BioEnergy, LLC is a producer of fuel-grade corn-based ethanol, a renewable energy source, and related co-products, including wet, modified and dried distillers’ grains, and corn oil.  Advanced BioEnergy owns and operates two production facilities in Aberdeen and Huron, South Dakota. The two plants have a combined production capacity of approximately 85 million gallons of ethanol per year, produce over 220,000 tons per year of distillers’ grains (dry matter basis), and over 19 million pounds of corn oil per year.  The Company processes over

28 million bushels of corn per year in its operations.  For more information please visit www.advancedbioenergy.com.

Forward-Looking Statements
This news release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are based on management's current expectations, which are subject to various factors, risks and uncertainties that may cause actual results, outcomes, timing and performance to differ materially from those expressed or implied. As a result of these risks, uncertainties and other factors, actual results could differ materially from those referred to in the forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release include, but are not limited to, risks relating to Advanced BioEnergy’s ability to complete the project on-time and its ability to develop an effective corn procurement program.  Additional information concerning factors that could cause actual results to differ materially is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended September 30, 2017, and subsequent filings. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Advanced BioEnergy, and Advanced BioEnergy assumes no obligation to update any such forward-looking statements, except as required by law.

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